AURELIO ANNOUNCES INDEPENDENT ESTIMATE OF MINERALIZED MATERIAL AT THE MAN AREA OF THE HILL COPPER-ZINC PROJECT, AZ

LITTLETON, COLORADO, October 30, 2007 News Release #07-21

Aurelio Resource Corporation (OTCBB: AULO Frankfurt: F3RA) is pleased to announce the receipt of an independent report estimating in-place mineralized material at the MAN Area of the Company's 100% owned Hill Copper-Zinc Project located in the Turquoise Mining District of Cochise County, Arizona. The report was prepared by Chlumsky, Armbrust & Meyers, LLC ("CAM"), an independent mining engineering consulting firm located in Lakewood, Colorado.

The MAN Area is one of three mineralized areas at the Hill Copper-Zinc Project (the "Project") that are currently being evaluated. The numbers reported in this news release do not include the Courtland Area high-grade copper-zinc-gold mineralization, nor has the newly-discovered oxide copper and zinc mineralization at South Courtland been included.

Estimated in-place mineralized material in the MAN Area is 63,757,000 tons grading 0.43% copper and 0.15% zinc (plus gold, silver and lead credits) based on cut-off grades of 0.20% copper for sulfide material and 0.10% copper for leachable (oxide and chalcocite) mineralized material.

Based on the trailing average monthly metal prices for the past three years, the copper-equivalent grade of the MAN deposit would be 0.56% copper-equivalent. All of this material can be mined by open pit with low stripping ratios.

Mr. Steve Doppler, President and CEO, stated: "Completion of the MAN in-place mineralized material estimate by CAM is a significant achievement for Aurelio. This report validates our geologic interpretation of the deposit and the historical drilling data base, confirms an historical, in-house, mineralized material estimate, and clearly demonstrates the Hill Copper-Zinc Project has significant upside potential. We are pleased with these findings, and the results achieved to date on a very modest capital investment."

A summary table from CAM's report is shown in Table 1:

Table 1

Inferred Resources, Hill Copper-Zinc Project (MAN Area)
	Oxide (0.10% Cu cutoff)	Chalcocite (0.10% Cu cutoff)	Sulfide (0.20% Cu cutoff)	Unclassified (0.20% Cu cutoff)	Totals (or averages)
Tons:	328,000 ST	29,436,000 ST	28,919,000 ST	5,074,000 ST	63,757,000 ST
Copper Grade:	0.508%	0.280%	0.545%	0.626%	0.429%
Zinc Grade:	0.485%	0.054%	0.252%	0.040%	0.145%
Lead Grade:	0.035%	0.020%	0.027%	0.006%	0.022%
Silver Grade:	0.002 oz/ST	0.034 oz/ST	0.087 oz/ST	0.054 oz/ST	0.060 oz/ST
Gold Grade:	0.002 oz/ST	0.002 oz/ST	0.006 oz/ST	0.005 oz/ST	0.004 oz/ST

"Copper-Equivalent" Grade:	0.76%	0.33%	0.75%	0.71%	0.56%

Table 1 suggests that approximately half of the MAN deposit consists of chalcocite, which could be processed by low-cost heap leaching and SX/EW recovery.

In the original CAM report, there are significant tonnages of mineralized material within the section endpoints at various cut-off grades where no distinction could be made between oxide, chalcocite and sulfide material due to the fact that there are portions of the historic exploration database where only assay data is available, with no corresponding information on mineralogy and geology.

This unclassified material amounts to 5.1 million tons grading 0.63% copper at a cut-off grade of 0.20% copper; the Company believes that much of this tonnage is likely sulfide mineralized material. At a cutoff grade of 0.10% Cu, there are 23.6 million tons of unclassified material grading 0.24% copper. This lower-grade material thought to be a mixture of the chalcocite blanket overlying the MAN Area deposit, and the underlying sulfide zone.

The Company believes that with nominal additional drilling, the unclassified material can be reclassified so that it could be included in the different categories of inferred resources shown in Table 1.

Based on historical drill results and the location of the drill holes, Aurelio geologists believe that the deposit remains open in all directions, including a significant zone of zinc mineralization extending to the south and east of the MAN deposit.

CAM's calculations were based on geologic and assay information from 87 historical drill holes totaling 64,252 feet of core and 10,737 assay records (Aurelio has a total database of 275 historical drill holes for the Hill Copper-Zinc Project). The estimates reported above are not part of a mining plan, and an economic feasibility study has not been completed.

Aurelio recently acquired 54,685 feet of MAN Area drill core. Some core intervals are currently being analyzed to supply assay data for areas that were unclassified or were treated as "missing" in CAM's report. This information should further increase the inferred resources of the MAN Area in future calculations.

Aurelio is currently conducting confirmation (twin) drilling and assaying of 5% of the MAN area holes. When this work is complete, it is the Company's intention to complete an NI 43-101 compliant resource estimate of the MAN Area mineralization. Definitive metallurgical testwork will also be undertaken to establish the leaching characteristics of the oxide and chalcocite blanket zones of the deposit.

The drilling, assay programs and geologic interpretations have been performed under the direction of Mr. Earl Detra, P.G., as a qualified person. In the opinion of the Company, this work has been performed in accordance with current NI 43-101 standards and practices.

CAM's report, entitled "Technical Report: Hill Copper-Zinc Project - MAN Area Arizona" dated October 23, 2007, was authored by Mr. Robert L. Sandefur, P.E., Senior Geostatistician / Ore Reserve Analyst. To access the full content of the CAM report, visit www.aurelioresource.com.

About The Company

Aurelio Resource Corporation is a mineral exploration and development company focused on achieving mid-tier producer status. The Company's 100%-owned Hill Copper-Zinc Project is contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Mexico.

Contact:

Steve Doppler Diane Dudley

President and CEO Investor Relations

303.795.3030 303.945.7273 (direct)

800.803.1371 303.945.7270 (fax)

For additional information, please visit our website (www.aurelioresource.com) and/or send an email to Dianed@aurelioresource.com.

Cautionary Note to Investors:

The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this release, such as "measured," "indicated," and "inferred" and "resources" that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC, although this terminology is common in other jurisdictions, including Canada

The potential quantity and grade of the mineralized material referred to in this release is preliminary in nature. There has been insufficient exploration to define a mineral resource and we can not say with certainty if further exploration will result in the target being delineated as a mineral resource. Furthermore, the preliminary assessments referred to in this release are preliminary in nature, and include inferred mineral resources for which it is too early in the exploration process to have the economic considerations applied to them that would enable them to be categorized as mineral reserves or resources. There is no certainty that the preliminary assessment will be realized, or that the inferred resources will be determined as presently defined.

As referred to in this news release, "Mineralized Material" or "Deposit" is a mineralized body which has been delineated by drilling to establish continuity and support an estimate of tonnage and an average grade of the selected metals. Mineralized material is reported as "in-place" tonnages and grades, and, in the opinion of the Company, has reasonable prospects for economic extraction, and has been delimited using an economically-based cutoff grade to segregate potentially economic material from just mineralization. Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit costs, metallurgical recoveries and other factors have established economic viability.

Notice Regarding Forward Looking Statements:

Statements in this news release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Such forward-looking statements include, among others, estimates of in-place mineralized material in the MAN Area and whether any or all of this material can be mined by open pit with low stripping ratios; estimates of the copper-equivalent grade of the MAN deposit; that about one third of the deposit consists of chalcocite which could be mined by low-cost heap leaching methods, depending on metallurgical testing; that the deposit remains open in all directions, including a significant zone of zinc mineralization extending to the south and east of the MAN deposit; and that the information from analysis of some core intervals to supply assay data for areas that were unclassified or were treated as "missing" in CAM's report could further increase the Inferred Resources of the MAN Area in future calculations.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this news release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that our estimates of mineralized material are inaccurate; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent Form 10-KSB and Form 10-QSB filed with the Securities and Exchange Commission.